NYMAGIC, INC.

                              VOTING AGREEMENT


VOTING AGREEMENT (this "Agreement") dated as of February 20, 2002, by and among (i) MARK W. BLACKMAN; BLACKMAN INVESTMENTS LLC ("Blackman Investments"); JOHN N. BLACKMAN JR. (the "Blackman Trustee") as trustee of the Blackman Charitable Remainder Trust (the "Blackman Co-Trust"); and ROBERT G. SIMSES (the "Tollefson Trustee") as trustee of the Louise B. Tollefson 2000 Florida Intangible Tax Trust, as co-trustee of the Louise B. Tollefson Charitable Lead Annuity Trust, and as co-trustee of the Bennett
H. Tollefson Charitable Lead Unitrust (the "Participating Shareholders");
(ii) KATHLEEN BLACKMAN as co-trustee with the Blackman Trustee of the Blackman Charitable Remainder Trust; (iii) FIRST UNION NATIONAL BANK ("First Union") as co-trustee with the Tollefson Trustee of the Louise B. Tollefson Charitable Lead Annuity Trust, and as co-trustee with the Tollefson Trustee of the Bennett H. Tollefson Charitable Lead Unitrust (the "Tollefson Co-Trusts"); and (iv) MARINER PARTNERS, INC. ("Mariner").

WHEREAS, the Participating Shareholders believe that it is advisable and in the best interests of NYMAGIC, Inc. a New York corporation (the "Corporation") and the shareholders thereof to enter into this Agreement in order to (i) secure continuity and stability of policy and management of the Corporation with the advice and assistance of Mariner, and (ii) induce Mariner to enter into an advisory relationship with the Corporation, by acting together with respect to the voting on or consenting to certain matters that may be acted upon by the holders of common stock.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto agree as follows:

ARTICLE I.     PARTICIPATING SHAREHOLDERS; REPRESENTATIONS; ETC:

(A)    The Participating Shareholders are:

       (i)     Mark W. Blackman;

       (ii) Blackman Investments and the Blackman Trustee as co-trustee of the Blackman Charitable Remainder Trust dated April 1, 2001 (with Blackman Investments and the Blackman Trustee constituting one Participating
               Shareholder for all purposes under this Agreement); and

       (iii) The Tollefson Trustee as sole trustee of the Louise B. Tollefson 2000 Florida Intangible Tax Trust dated December 12, 2000; as sole trustee of the Louise B. Blackman Tollefson Family Foundation dated March 24, 1998; as co-trustee of the Louise B. Tollefson Charitable Lead Annuity Trust dated March 30, 2000; and as co-trustee of the Bennett H. Tollefson Charitable Lead Unitrust dated March 30, 2000 (such trusts being collectively, the "Tollefson Trusts").

(B) Voting. With regard to any provision of this Agreement allowing for, or requiring, the vote of the Participating Shareholders, each Participating Shareholder shall have one vote. Blackman Investments hereby authorizes the Blackman Trustee to vote at his discretion the vote to which Blackman Investments and the Blackman Trustee are collectively entitled.

(C) Kathleen Blackman. As co-trustee of the Blackman Co-Trust, Kathleen Blackman by her execution and delivery of this Agreement hereby authorizes, consents and agrees to the terms of this Agreement and authorizes the Blackman Trustee to carry out the terms hereof by voting the Voting Shares of the Blackman Co-Trust in the manner and for the purposes set forth herein.

(D) First Union. As co-trustee of the Tollefson Co-Trusts, First Union by its execution and delivery of this Agreement hereby authorizes, consents and agrees to the terms of this Agreement and authorizes the Tollefson Trustee to carry out the terms hereof by voting the Voting Shares of the Tollefson Co-Trusts in the manner and for the purposes set forth herein.

(E) Representations. Each Participating Shareholder represents and warrants to Mariner as follows, but only as to himself or itself, as applicable:

       (i) Ownership of Shares. Each of Mark W. Blackman and Blackman Investments is the record holder and beneficial owner and each of the Blackman Trustee and the Tollefson Trustee is the record and legal holder of that number of Voting Shares (as hereinafter defined) listed opposite each such Participating Shareholder's name in Article II hereof, which at the date hereof and at all times up until the Termination Date (as hereinafter defined) will be free and clear of any liens, claims, options, charges or other encumbrances, except as permitted herein.

       (ii) Authorization. The execution, delivery and performance by each Participating Shareholder of this Agreement and the consummation by each Participating Shareholder of the transactions contemplated hereby are within the powers of each Participating Shareholder. This Agreement constitutes a legal, valid and binding Agreement of each Participating Shareholder.

       (iii) No Other Voting Agreement. Other than as set forth herein, none of the Voting Shares is subject to any voting trust or other agreement, document or arrangement with respect to the voting of such Voting Shares and no Participating Shareholder shall enter into any such trust, agreement or arrangement during the term of this Agreement.

(F) Dividends. Dividends and the proceeds from any sale or other distribution of any Voting Shares shall be paid or distributed to the applicable Participating Shareholder as if this Agreement did not exist.

ARTICLE II.    SHARES SUBJECT TO THIS AGREEMENT:

               The following are shares of common stock of the Corporation subject to the terms of this Agreement (collectively, the "Voting Shares"):

(A) the 1,809,530 Shares of NYMAGIC, Inc. for which Mark W. Blackman has sole voting power;

(B) the 1,820,030 Shares of NYMAGIC, Inc. for which Blackman Investments has sole voting power; and

(C)      the 100,000 Shares of NYMAGIC, Inc. held by the Blackman
         Charitable Remainder Trust for which the Blackman Trustee has, with the approval of Kathleen Blackman, sole voting power as set forth herein; and

(D) the 1,080,667 Shares of NYMAGIC held by the Florida Intangible Tax Trust, the 39,288 shares held by the Louise B. Blackman Tollefson Family Foundation, the 366,972 Shares held by the Louise B. Tollefson Charitable Lead Annuity Trust, and the 366,972 Shares of NYMAGIC held by the Bennett H. Tollefson Charitable Lead Unitrust for which the Tollefson Trustee has, with the consent and agreement of First Union, voting power as set forth herein (hereinafter the "Tollefson Shares").

ARTICLE III.   RIGHTS AND POWERS OF MARINER:

(A) Except as provided in clause (B) below and Article IV, the Participating Shareholders hereby irrevocably authorize Mariner, with (and only with) the written approval of two of the three Participating Shareholders, to exercise all of the rights of a shareholder of the Corporation and to vote the Voting Shares at all meetings of shareholders, including all adjournments thereof and on every action or approval by written consent of the shareholders of the Corporation in the manner contemplated herein. Subject to clause (B) below, in the event that two of the three Participating Shareholders fail to approve any vote by Mariner on any matter, Mariner shall not vote on such matter, and Mariner's non-voting will not entitle any Participating Shareholder to instead vote his or its Voting Shares on that matter.

(B) Notwithstanding the provisions of clause (A) above or any other provision of this Agreement, Mariner shall have no right to vote on or consent to (a) the merger or consolidation of the Corporation into or with another corporation, (b) the sale of all or substantially all of its assets, (c) its dissolution and/or liquidation, or (d) any recapitalization or stock offering of the Corporation, unless two of the three Participating Shareholders shall have consented thereto in writing. In the event that two of the three Participating Shareholders fail to approve any vote by Mariner on any matter referred to in this clause (B), Mariner shall not vote on such matter and instead each Participating Shareholder may vote his or its Voting Shares on that matter.

(C) Mariner shall have the right to receive notices of all meetings of the board of directors of the Corporation (the "Board") and of the shareholders of the Corporation.

(D) Irrevocable Proxy. By entering into this Agreement and subject to the terms hereof, each Participating Shareholder hereby grants, subject to the provisions of (A) and (B) above, an irrevocable proxy and power of attorney appointing Mariner as such Participating Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in such Participating Shareholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by the parties to this Agreement and to carry out the intent of such parties as Mariner deems proper with respect to the Voting Shares and the operation of the Corporation. The proxy granted by each Participating Shareholder pursuant to this Article III is irrevocable and is granted in consideration of Mariner entering into this Agreement and becoming an advisor to the Corporation. The proxy granted by each Participating Shareholder shall be revoked on the Termination Date.

(E) No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked, except by an amendment, modification or termination effected in accordance with Articles VII or VIII herein.

(F) Limitation of Liability: Mariner will exercise its best judgment in exercising the rights and powers and in performing the duties and obligations of a shareholder of the Corporation as set forth in this Agreement. Mariner shall have no liability hereunder except for its gross negligence and/or willful misconduct which shall have caused direct, substantial and provable damage to the Corporation.

ARTICLE IV.    NOMINATION OF DIRECTORS:

(A) The Participating Shareholders and Mariner acknowledge the benefits of a Board that reflects the knowledge, experience and talents of both the Participating Shareholders and Mariner.

(B) Subject to (D) below, Mariner shall be entitled to nominate four (4) candidates for election to the Board, and each Participating Shareholder shall be entitled to nominate two (2) candidates for election to the Board, for a total of ten (10) directors. It is understood that Mariner intends to nominate each of William J. Michaelcheck, William D. Shaw, Jr., George Trumbull and A. George Kallop as candidates for the Board and that the Participating Shareholders may nominate themselves as candidates for the Board. The Participating Shareholders shall, consistent with director fiduciary duties, cause their nominees to the Board to vote for one of the Mariner-nominated members of the Board, as designated by Mariner as Chairman of each meeting. If a Participating Shareholder does not nominate the full number of candidates for election to the Board that the Participating Shareholder is authorized to nominate under this clause (B), then in addition to its other rights under this clause (B), Mariner may instead of that Participating Shareholder nominate a number of candidates equal to the number not nominated by that Participating Shareholder.

(C) Provided that the candidates of the Participating Shareholders would not be legally disqualified from serving as directors of the Corporation, Mariner agrees to vote the Voting Shares in favor of the election of such candidates or any successor or replacement candidates nominated by the Participating Shareholders.

(D) On or before the anticipated May, 2002 shareholders' meeting of the Corporation, Mariner agrees to use its reasonable efforts to cause the Corporation to take such action as is necessary to reduce the number of currently authorized directors of the Corporation to ten (10).

(E) Subject to the provisions of the Corporation's bylaws, any Participating Shareholder entitled under this Article IV to designate any director or successor director may, acting reasonably, replace any director nominated by it or him, as the case may be, at any time and from time to time with or without cause. Mariner agrees to use its reasonable efforts to cause the Corporation to elect, and shall vote the Voting Shares in favor of, such replacement director or successor. Mariner shall not without the consent of a Participating Shareholder vote the Voting Shares to remove any member of the Board nominated by that Participating Shareholder.

ARTICLE V. COMPENSATION: Members of the Board nominated by Mariner shall have the right to receive compensation paid by the Corporation at any time or from time to time to members of the Board, including, without limitation, any salary, fees, expenses, pension or other benefits or emoluments and any amounts due under any directors' liability policy held by Mariner or the Corporation on behalf of the members of the Board.

ARTICLE VI.    PURCHASE OPTION AGREEMENT:

(A) Mariner shall have the right to purchase at any time and from time to time up to 1,800,000 shares of the Corporation from the Participating Shareholders in the amounts set forth below opposite each such Participating Shareholder's name (that right, the "Option"; those shares, the "Option Shares"), at the option price set forth in (B) below (the "Option Price"):

         (1)      Mark W. Blackman - 450,000 Shares;
         (2)      Blackman Investments - 450,000 Shares;
         (3) the Tollefson Trustee - 900,000 Tollefson Shares, provided that the Tollefson Trustee shall have the sole power to determine the number of shares to be provided by any one of the Tollefson Trusts.

(B)      The Option Price shall be as follows:

               February 15-May 14, 2002:                   $19.00 per share
               May 15-August 14, 2002:                     $19.25 per share
               August 15-November 14, 2002:                $19.50 per share
               November 15 -February 14, 2003:             $19.75 per share
               February 15-May 14, 2003:                   $20.00 per share
               May 15-August 14, 2003:                     $20.25 per share
               August 15-November 14, 2003:                $20.50 per share
               November 15-February 14, 2004:              $20.75 per share
               February 15-May 14, 2004:                   $21.00 per share
               May 15-August 14, 2004:                     $21.25 per share
               August 15, -November 14, 2004:              $21.50 per share
               November 15 -February 14, 2005:             $21.75 per share
               February 15, 2005 - March 15, 2005:         $22.00 per share

(C) Except as set forth in ARTICLE VII (iv) below, the right to purchase the Option Shares under this Purchase Option Agreement Clause shall cease 30 days after the Termination Date.

(D) The consideration for such Option Shares shall be paid in United States Dollars, unless specifically agreed to the contrary in writing by the Participating Shareholders.

(E) Notwithstanding ARTICLE XI(F) herein, (1) Mariner is permitted to assign, in whole or in part, the Option (including any economic benefit thereof) to any one or more of William J. Michaelcheck, William D. Shaw, Jr., George Trumbull and A. George Kallop or any other individual employed by or acting as consultant for Mariner in connection with the Corporation; and (2) Mariner and any assignee of the Option or any part thereof is permitted to assign, in whole or in part, the Option (including any economic benefit thereof) to any one or more other persons or entities, on condition that the assignment is approved in writing by at least two Participating Shareholders. It is a condition to a valid assignment under this clause (E) that the assignee acknowledge that it is bound by the terms of this Agreement.

ARTICLE VII.   DURATION OF THIS AGREEMENT:

This Agreement shall terminate upon the earliest to occur of the following dates (the "Termination Date"):

        (i)      February 15, 2005;
        (ii) the merger or consolidation of the Corporation into another corporation, the sale of all or substantially all its assets or its dissolution and/or its liquidation;
        (iii)    immediately upon the resignation of Mariner; or
        (iv) upon written notice of such termination to Mariner from all of the Participating Shareholders, provided, that except where such written notice of termination is due to gross negligence or willful misconduct that causes or is reasonably likely to cause direct, substantial and provable damage to the Corporation, the Purchase Option Agreement Clause set forth in Article VI above shall continue in full force and effect until the close of business on February 15, 2005.

ARTICLE VIII. AMENDMENT OF THIS AGREEMENT: This Agreement may be amended or extended (i) by the unanimous written consent of the Participating Shareholders and (ii) with the written agreement of Mariner.

ARTICLE IX.    TRANSFER OF SHARES:

(A) The Participating Shareholders retain the right to sell, gift, bequest, pledge or hypothecate (each a "Transfer") the Voting Shares (the "Transferred Shares") provided, that (i) each Participating Shareholder shall at all times retain that number of Voting Shares necessary to enable Mariner to exercise the Options in accordance with this Agreement, and (ii) each Participating Shareholder agrees, subject to clause (B) below, that the recipient of any Transferred Shares shall be subject to the terms of this Agreement as if a signatory hereto and no such Transfer shall take place unless the transferee agrees in writing to be bound by this Agreement. Each Participating Shareholder effecting a Transfer must promptly notify Mariner and the other

         Participating Shareholders of that Transfer. All Transferred Shares (other than any Voting Shares transferred in accordance with clause (B) below) shall contain a legend in the following form or otherwise satisfactory to Mariner:

               "The shares represented by this certificate are subject to certain voting agreements as set forth in a Voting Agreement dated February 20, 2002, as amended from time to time, by and among the owner of this certificate, Mariner Partners, Inc. and certain shareholders of NYMAGIC, Inc., a copy of which is available for inspection at the offices of the Secretary of NYMAGIC, Inc."

(B) During the duration of this Agreement, each Participating Shareholder shall be allowed to sell up to 250,000 of the Voting Shares and, upon such sale, such Voting Shares shall cease to be subject to this Agreement.

(C)      Other than as permitted by clauses (A) and (B) above and by
         Article VI, no Participating Shareholder shall have the right to Transfer or sell the Voting Shares.

(D) In the absence of an existing registration rights agreement, Mariner agrees to use reasonable efforts to cause the Corporation to take all necessary action to effect the registration under the Securities Act of the Voting Shares in a manner reasonably satisfactory to the Participating Shareholders and in the best interests of the Corporation.

ARTICLE X. REGULATORY MATTERS: Notwithstanding any other provision of this Agreement, the rights and powers of Mariner pursuant to Article III and Article IV of this Agreement and the right of Mariner to acquire, pursuant to Article VI of this Agreement, Option Shares representing in the aggregate ten percent (10%) or more of the voting power conferred by all of the voting stock of the Corporation at the time outstanding shall be subject to the New York Superintendent of Insurance either (i) having given his prior approval thereto pursuant to Section 1506 of the New York Insurance Law or (ii) having determined pursuant to Section 1501(c) of the New York Insurance Law that no such approval is required; provided, however, that nothing in this Article X shall be construed to restrict the right of Mariner to acquire, pursuant to Article VI of this Agreement, Option Shares representing in the aggregate less than ten percent (10%) of the voting power conferred by all of the voting stock of the Corporation at the time outstanding.

ARTICLE XI.    MISCELLANEOUS:

(A) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

(B) Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

(C) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof

(D) Notices. All notices, consents, requests, instructions and other communications provided for herein shall be in writing and shall be deemed to have been sufficiently given or served, for all purposes, if given to or served on (1) the Participating Shareholders, at their respective addresses as set forth on the signature page of this Agreement (and all communications for Blackman Investments are to be delivered to the Blackman Trustee),
         (2) Kathleen Blackman, at the address as set forth on the signature page of this Agreement, (3) Mariner, c/o Mariner Partners, Inc., 780 Third Avenue, 16th Floor, New York, NY 10017 and (4) First Union National Bank, 255 South Country Road, Palm Beach, FL 33480.

(E) Confidentiality. Except as required by law or the standards of any securities regulatory authority, no party may make any official press release, announcement, or other formal publicity relating to, or otherwise disclose to any person or entity (other than an employee, attorney, or accountant) information regarding, the transactions that are the subject of this Agreement without first obtaining in each case the prior written consent of the other parties (which consent may not be unreasonably withheld).

(F) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned without the prior written consent of each other party hereto.

(G) Specific Performance; Injunctive Relief. The parties hereto acknowledge that if any party hereto breaches any of its obligations under this Agreement, the other parties hereto will be irreparably harmed and will have no adequate remedy at law for any such breach. Therefore, it is agreed that, in addition to any other remedies that may be available to any non-breaching party, upon any such breach any non-breaching party may enforce the breaching party's obligations under this Agreement by specific performance, injunctive relief, or by any other means available to that non-breaching party at law or in equity.

(H) Further Assurances. The parties hereto will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.




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

(I) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

(J) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

















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


IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands as of the day and year first above written.



OTHERS                                     PARTICIPATING SHAREHOLDERS



MARINER PARTNERS, INC.                     /s/ Mark W. Blackman
                                           -------------------------------------
                                           Mark W. Blackman
     /s/ Charles R. Howe II                Address:
By:  ------------------------------        80 Dewed Road
      Name:  Charles R. Howe II            Darien, CT  06820
      Title: Treasurer


/s/ K.C. Blackman
-----------------------------------        BLACKMAN INVESTMENTS LLC
Kathleen Blackman, trustee
Address:
41 Wee Burn Lane                           By:   /s/ John N. Blackman, Jr.
Darien, CT 06820                                 -------------------------------
                                                 John N. Blackman, Jr.
                                                 Member


                                           By:   /s/ K.C. Blackman
                                                 -------------------------------
                                                 Kathleen Blackman
                                                 Member
FIRST UNION NATIONAL BANK

/s/ Eileen B. Minnick
-----------------------------              /s/ John N. Blackman Jr, trustee
Name:  Eileen B. Minnick                   -------------------------------------
Title: Vice President & Trust Officer      John N. Blackman, Jr.
                                           (as trustee of the Blackman
                                           Charitable Remainder Trust)
                                           Address:
                                           41 Wee Burn Lane
                                           Darien, CT 06820


                                           /s/ Robert G. Simses
                                           -------------------------------------
                                           Robert G. Simses
                                           (as trustee of the Tollefson Trusts)
                                           Address:
                                           Warwick Simses Bauer & Banister
                                           140 Royal Palm Way, Suite 205
                                           Palm Beach, FL 33480

                                 AMENDMENT NO. 1
                            DATED AS OF MARCH 1, 2002
                                       TO
                                  NYMAGIC, INC.
                                VOTING AGREEMENT

Reference is made to the Voting Agreement (the "Agreement") dated as of February 20, 2002, by and among (i) MARK W. BLACKMAN; BLACKMAN INVESTMENTS LLC ("Blackman Investments"); JOHN N. BLACKMAN JR. (the "Blackman Trustee") as trustee of the Blackman Charitable Remainder Trust (the "Blackman Co-Trust"); and ROBERT G. SIMSES (the "Tollefson Trustee") as trustee of the Louise B. Tollefson 2000 Florida Intangible Tax Trust, as co-trustee of the Louise B. Tollefson Charitable Lead Annuity Trust, and as co-trustee of the Bennett H. Tollefson Charitable Lead Unitrust (the "Participating Shareholders"); (ii) KATHLEEN BLACKMAN as co-trustee with the Blackman Trustee of the Blackman Charitable Remainder Trust; (iii) FIRST UNION NATIONAL BANK ("First Union") as co-trustee with the Tollefson Trustee of the Louise B. Tollefson Charitable Lead Annuity Trust, and as co-trustee with the Tollefson Trustee of the Bennett H. Tollefson Charitable Lead Unitrust (the "Tollefson Co-Trusts"); and (iv) MARINER PARTNERS, INC. ("Mariner").

The opening paragraph of the Agreement is hereby amended to read as follows:

         "VOTING AGREEMENT (this "Agreement") dated as of February 20, 2002, by and among (i) MARK W. BLACKMAN; BLACKMAN INVESTMENTS LLC ("Blackman Investments"); JOHN N. BLACKMAN JR. (the "Blackman Trustee") as trustee of the Blackman Charitable Remainder Trust (the "Blackman Co-Trust"); and ROBERT G. SIMSES (the "Tollefson Trustee") as trustee of the Louise
         B. Tollefson 2000 Florida Intangible Tax Trust, as trustee of the Louise B. Blackman Tollefson Family Foundation, as co-trustee of the Louise B. Tollefson Charitable Lead Annuity Trust, and as co-trustee of the Bennett H. Tollefson Charitable Lead Unitrust (the "Participating Shareholders"); (ii) KATHLEEN BLACKMAN as co-trustee with the Blackman Trustee of the Blackman Charitable Remainder Trust; (iii) FIRST UNION NATIONAL BANK ("First Union") as co-trustee with the Tollefson Trustee of the Louise B. Tollefson Charitable Lead Annuity Trust, and as co-trustee with the Tollefson Trustee of the Bennett H. Tollefson Charitable Lead Unitrust (the "Tollefson Co-Trusts"); and (iv) MARINER PARTNERS, INC. ("Mariner")."

Article II(D) of the Agreement is hereby amended to read as follows:

         "(D) the 1,080,667 Shares of NYMAGIC held by the Florida Intangible Tax Trust, the 39,288 shares held by the Louise B. Blackman Tollefson Family Foundation, the 349,123 Shares held by the Louise B. Tollefson Charitable Lead Annuity Trust, and the 345,533 Shares of NYMAGIC held by the Bennett H. Tollefson Charitable Lead Unitrust for which the Tollefson Trustee has, with the consent and agreement of First Union, voting power as set forth herein (hereinafter the "Tollefson Shares")."

The Agreement, as amended hereby, remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands as of the day and year first above written.



OTHERS                                     PARTICIPATING SHAREHOLDERS



MARINER PARTNERS, INC.                     /s/ Mark W. Blackman
                                           -------------------------------------
                                           Mark W. Blackman
                                           Address:
By:  /s/ C. Howe II                        80 Deepwood Road
     ------------------------------        Darien, CT 06820-3205
     Name:  C. Howe II
     Title:  Treasurer


/s/ K.C. Blackman
-----------------------------------        BLACKMAN INVESTMENTS LLC
Kathleen Blackman
Address:
41 Wee Burn Lane                           By:   /s/ John N. Blackman, Jr.
Darien, CT 06820                                 -------------------------------
                                                 John N. Blackman, Jr.
                                                 Member


                                           By:   /s/ K.C. Blackman
                                                 -------------------------------
                                                 Kathleen Blackman
                                                 Member
FIRST UNION NATIONAL BANK

/s/ Eileen B. Minnick
-----------------------------              /s/ John N. Blackman Jr, trustee
Name:  Eileen B. Minnick                   -------------------------------------
Title: Vice President & Trust Officer      John N. Blackman, Jr.
                                           (as trustee of the Blackman
                                           Charitable Remainder Trust)
                                           Address:
                                           41 Wee Burn Lane
                                           Darien, CT 06820


                                           /s/ Robert G. Simses Trustee
                                           -------------------------------------
                                           Robert G. Simses
                                           (as trustee of the Tollefson Trusts)
                                           Address:
                                           Warwick Simses Bauer & Banister
                                           140 Royal Palm Way, Suite 205
                                           Palm Beach, FL 33480